Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail: rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail: tnoland@humana.com

Humana Inc. Comments on Impact of Medicare Reform

     LOUISVILLE, KY (December 8, 2003) - Humana Inc. (NYSE: HUM) announced today that, in light of recently signed legislative reform for the Medicare program, the company is reevaluating its guidance for 2004 earnings.

     The Medicare reform legislation also includes provisions that may provide longer-term opportunities for Humana. These include the potential to (1) expand the company's current Medicare+Choice market presence (2) become a Medicare Advantage Regional PPO, (3) add an Interim Drug Discount Card, and (4) become a Prescription Drug Standalone Plan. The company is evaluating these potential opportunities and any related impact upon its longer-term financial position, results of operations, or cash flows and anticipates completing its analysis during the first half of 2004.

     "We commend President Bush and Congress on recognizing the need for stabilization funding for the Medicare+Choice program, as well as providing a prescription drug benefit and additional private plan options for seniors," said Michael B. McCallister, Humana's president and chief executive officer. "We believe this is a significant step in providing a long-term foundation for the Medicare Advantage program, thus ensuring that today's and tomorrow's seniors have the same kinds of private plan health benefit options people under 65 years of age experience."

     The Medicare reform bill includes provisions that require 2004 stabilization funding be directed towards increased reimbursement for providers, increased benefits or access for members, or decreased member premiums. Given these parameters, the company does not anticipate the benefit to its 2004 earnings to be significant.

     The company anticipates the Centers for Medicare and Medicaid Services to publish its revised 2004 Medicare rate book in January 2004. Related regulatory filings by the company in response to the new rate book must be submitted and approved prior to a final determination of the impact of the legislation upon the company's 2004 earnings guidance. Plan changes associated with the company's revised filings are expected to become effective March 1, 2004. Accordingly, the specific impact of Medicare reform legislation upon 2004 earnings will not be determinable until the first quarter of 2004.

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     This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;
  Form 10-Qs for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003.

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     Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

     More information regarding Humana is available via the Internet at www.humana.com, including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences).